Exhibit 10.33

REAL ESTATE CONTRACT

Bayport North Distribution Center, Pasadena, Texas

ARTICLE 1: GENERAL PROVISIONS

1.1 Contract. Subject to the terms and conditions of this Real Estate Contract (this “Contract”), CARSON BAYPORT I LP, a Delaware limited partnership (“Seller”), agrees to sell to IPT ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”), and Purchaser agrees to purchase from Seller, that certain property known as Bayport North Distribution Center located on approximately 24.522 acres in Pasadena, Harris County, Texas (the “Land”) as more particularly described on Exhibit A attached hereto. As used herein, “Property” shall consist of the (a) Land and all improvements and fixtures located thereon, including two (2) industrial warehouse buildings containing approximately 287,500 square feet and 276,000 square feet, respectively (the “Improvements”), together with all of Seller’s right, title and interest in and to (i) all reversions, remainders, privileges, easements, rights-of-way, appurtenances, agreements, rights, licenses, tenements and hereditaments appertaining to or otherwise benefiting or used in connection with the Land or Improvements, (ii) any strips and gores of land, streets, alleys, public ways or rights-of-way abutting, adjoining, adjacent, connected or appurtenant to the Land, and (iii) any and all minerals and mineral rights, oil, gas, and oil and gas rights, and development rights, air rights, water and water rights, wells, well rights and well permits, water and sewer taps (or their equivalents), and sanitary or storm sewer capacity appertaining to or otherwise benefiting or used in connection with the Land or Improvements; (b) Seller’s interest in all leases of the Property and guaranties thereof and security deposits related thereto, including any leases which may be made by Seller after the Effective Date and prior to the Closing Date as permitted by this Contract (the “Leases”); and (c) Seller’s interests in the tangible personal property to the extent in Seller’s possession (“Tangible Personal Property”) and intangible personal property (“Intangible Personal Property”) located on or related to the Property as of the Effective Date including, without limitation: all trade names and trademarks associated with the Property and the Improvements, including Seller’s rights and interests in the name of the Property; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties and guaranties (including without limitation any roof warranties); contract rights related to the construction, operation, ownership or management of the Property, including Seller’s rights under the IDA (as defined in Section 6.10) and any associated water and/or sanitary sewer service agreements with the City of La Porte, Texas or any other governmental authority (but only to the extent Seller’s obligations thereunder are assignable and expressly assumed by Purchaser pursuant to this Contract); governmental permits, approvals and licenses (to the extent assignable); all records relating to the Property (including lease and tenant files); all software and any associated licenses necessary to operate any security, sprinkler or other building systems; and all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller’s interest in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Property.

1.2 Purchase Price: The total purchase price to be paid to Seller by Purchaser for the Property shall be Thirty-Nine Million Two Hundred Fifteen Thousand and No/100 Dollars ($39,215,000.00) (the “Purchase Price”). Provided that all conditions precedent to Purchaser’s obligations to close as set forth in this Contract have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, including all Earnest Money (hereinafter defined) credited against the Purchase Price by federal wire transfer of immediately available funds.

1.3 Title Company and Escrow Agent: The Title Company and Escrow Agent for this transaction shall be: Charter Title Company, 811 Main Street, Suite 3675, Houston, Texas 77002, Attn.: Garry Carr.

1.4 Effective Date: This Contract is executed as of December 4, 2014 (the “Effective Date”).

1.5 Inspection Period: The “Inspection Period” is the period beginning on November 6, 2014, which is the Effective Date of that certain Right of Early Entry Agreement between Purchaser and Seller (the “Access Agreement”) and ending on December 4, 2014.

1.6 Closing Date: The “Closing Date” is Tuesday, February 17, 2015, or such earlier date as Purchaser and Seller may agree to in writing.

1.7 Deposit of Earnest Money. Within one (1) business day after the Effective Date, Purchaser shall deposit Three Million and No/100 Dollars ($3,000,000.00) in cash (such amount, including any interest earned thereon, the “Earnest Money”) with Escrow Agent. The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit B. The Earnest Money shall be promptly returned to Purchaser upon any termination of this Contract in accordance with Section 2.3, by reason of Seller’s failure to satisfy a condition in accordance with Section 5.2, Seller’s default or any other provision hereof that expressly provides for the return of the Earnest Money to Purchaser. Provided such supplemental escrow instructions are not in conflict with this Contract, as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Contract.

1.8 Independent Consideration. Seller and Purchaser agree that a portion of the Earnest Money equal to One Hundred Dollars ($100.00) (the “Independent Consideration”) has been bargained for and agreed to as independent and sufficient consideration for Seller’s execution and delivery of this Contract. The Independent Consideration is non-refundable and separate consideration from any other payment or deposit required by this Contract, and Seller shall retain the Independent Consideration upon any termination of this Contract notwithstanding any other provision of this Contract to the contrary.

ARTICLE 2: INSPECTION

2.1 Property Information. Seller has delivered to Purchaser the information with respect to the Property described in Exhibit C (the “Property Information”), to the extent in Seller’s possession, prior to the expiration of the Inspection Period. The definition of the term “Service Contracts” is set forth in Exhibit C. During the pendency of this Contract, Seller shall provide Purchaser with any document described on Exhibit C coming into Seller’s possession or produced by or for Seller after the initial delivery of the Property Information. If this Contract terminates for any reason other than Seller’s default hereunder, Purchaser shall, upon Seller’s request, promptly return the Property Information to Seller.

2.2 Inspections. Subject to the terms and conditions of the Access Agreement (including, without limitation, the repair and indemnification provisions therein), from the Effective Date through the Closing Date (or earlier termination of this Contract), Purchaser shall have the continuing right to reasonable access, during normal business hours to the Property for the purpose of conducting inspections and tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests. Purchaser shall not meet with any governmental authority or tenants of the Property (“Tenant”) for any purposes without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In conducting its inspection of the Property, Purchaser and its agents and representatives shall not file or cause to be filed any application or make any request (other than inquiries of the public records) with any governmental or quasi-governmental agency prior to Closing for any change in zoning, parcelization, licenses, permits or other entitlements or any investigation or restriction on the use of the Property, or any part thereof. Notwithstanding the foregoing, Purchaser’s inspection rights hereunder shall include normal and customary due diligence inquiries and requests of applicable governmental authorities relating to lien searches, zoning, building or other land use matters, and/or environmental matters. Seller shall make reasonable efforts to facilitate Tenant interviews, provided that Seller’s representative shall have the right to be present for any Tenant interview. Purchaser agrees that, prior to Closing, the results of all inspections and the Property Information are subject to the terms and conditions, including confidentiality requirements, set forth in the Access Agreement. If this Contract is terminated, then, upon Seller’s request, Purchaser shall provide Seller with copies of the final third party reports that are not proprietary or subject to attorney-client privilege relating to Purchaser’s investigation of the Property, without representation or warranty by, or recourse against, Purchaser.

2.3 Absolute Termination Right. Purchaser shall have through the last day of the Inspection Period in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser. Notwithstanding anything to the contrary in this Contract, Purchaser may terminate this Contract for any reason or no reason by giving written notice of termination to Seller (the “Inspection Termination Notice”) on or before 6:00 p.m. Houston, Texas time on the last day of the Inspection Period. If Purchaser does not give an Inspection Termination Notice, this Contract shall continue in full force and effect, and Purchaser shall be deemed to have waived its right to terminate this Contract pursuant to this Section 2.3.

2.4 Service Contracts. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and which Service Contracts Seller shall terminate at or prior to Closing. Seller shall pay any termination fees or other charges necessary to terminate as of or prior to Closing any such Service Contracts which Purchaser does not agree to assume.

ARTICLE 3: TITLE REVIEW AND APPROVAL

3.1 Title and Survey Review. Prior to the Effective Date, Seller delivered to Purchaser (i) a current title commitment (the “Preliminary Title Commitment”) issued by the Title Company, in the aggregate amount of the Purchase Price, with Purchaser as the proposed insured, together with legible copies of all documents of record referred to in the Preliminary Title Commitment as exceptions to title to the Property (the “Exception Documents”), and (ii) a copy of Seller’s existing survey of the Property (“Survey”). Purchaser shall have the option, at Purchaser’s sole cost and expense, to obtain an update to the Survey or an updated survey of the Property. Purchaser shall have until 6:00 p.m. Houston, Texas time on November 25, 2014 (the “Title Review Period”) to deliver to Seller in writing any objection Purchaser has to any exception or matter contained in the Preliminary Title Commitment or the Survey (“Objections”). If Purchaser fails to give written notice of Purchaser’s Objections to Seller prior to the expiration of the Title Review Period, then all exceptions to title shown on Schedule B of the Preliminary Title Commitment and all matters shown on the Survey shall be deemed to be approved by Purchaser and shall be deemed to be Permitted Exceptions (as hereinafter defined). If Purchaser has timely notified Seller in writing of Purchaser’s Objections to the Preliminary Title Commitment or the Survey, then Seller shall have a period of three (3) business days following the receipt of the Objections (the “Notice Period”) in which to give written notice (“Seller’s Title Cure Notice”) to Purchaser of Seller’s intention to satisfy or not satisfy the Objections prior to Closing; provided, however, Purchaser acknowledges that Seller has no obligation to satisfy any of Purchaser’s Objections, other than Mandatory Cure Items (as hereinafter defined). If Seller fails to timely give Purchaser the Seller’s Title Cure Notice, or if Seller notifies Purchaser in writing during the Notice Period that Seller will not satisfy the Objections prior to Closing, then, in either event, Purchaser shall have the option, by written notice to Seller prior to the expiration of the Inspection Period, to either (y) waive the unsatisfied Objections, in which event those unsatisfied Objections shall become Permitted Exceptions, or (z) terminate this Contract. If Purchaser does not timely elect to terminate this Contract pursuant to the terms of this Section 3.1, then Purchaser shall be deemed to have waived any unsatisfied Objection and any such unsatisfied Objection shall become a Permitted Exception; provided, however, in all events Seller shall be obligated to cause to be released on or before Closing, (i) all Schedule C matters applicable to Seller contained in the Preliminary Title Commitment, (ii) all items Seller agrees to cure in Seller’s Title Cure Notice, and (iii) all Mandatory Cure Items. If Purchaser timely elects to terminate this Contract pursuant to this Section 3.1, then in such event, the Earnest Money shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations, one to the other, with respect to the subject matter of this Contract. The Property shall be conveyed free and clear of monetary liens, security interests, and claims of liens or security interests (other than the lien for non-delinquent taxes or assessments or liens caused by the actions or inactions of a Tenant that are the responsibility of such Tenant under its Lease), and Seller shall remove at Closing all such liens and security interests (collectively, the “Mandatory Cure Items”), irrespective of whether Purchaser raises same as an Objection or a New Objection (defined below). The term “Permitted Exceptions” means those specific exceptions in the Preliminary Title Commitment or shown on the Survey as of the end of the Inspection Period other than those that Purchaser has objected to and Seller is required or has agreed in writing to remove, any real estate taxes not yet due and payable and the standard pre-printed exceptions required by the State of Texas Department of Insurance.

Notwithstanding anything herein to the contrary, if the Preliminary Title Commitment or Survey is re-issued or updated after the Title Review Period, Purchaser shall have the right to object (each, a “New Objection”) to any additional matter disclosed or contained in any such update that was not shown in the Preliminary Title Commitment, was not consented to by Purchaser and adversely affects in any way the ownership, use or operation of, or title to, the Property (notwithstanding the passage of the Inspection Period). If Seller is unable or unwilling to cause any such New Objection to be removed or bonded over within the lesser of five (5) days following receipt by Seller of a New Objection or the Closing Date, Purchaser shall have the right either to (i) waive such New Objection and proceed to Closing without any adjustment in the Purchase Price, or (ii) terminate this Contract, in which event the Earnest Money shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations, one to the other, with respect to the subject matter of this Contract, other than those items that expressly survive this Contract.

3.2 Title Policy Condition. Purchaser shall not be obligated to close this transaction unless, as a condition benefiting Purchaser only, upon the sole condition of payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Purchaser an Owner’s Policy of Title Insurance as promulgated by the State of Texas Department of Insurance, dated as of the date and time of the recording of the Deed (as hereinafter defined), in the amount of the Purchase Price, insuring Purchaser as owner of good and indefeasible fee simple title to the Property, free and clear of liens, subject only to the Permitted Exceptions (the “Title Policy”)

3.3 Association Estoppel. Seller shall obtain and deliver to Purchaser a written estoppel certificate from the property owners’ association under the Protective Covenants for Bayport North Industrial Park in the form attached hereto as Exhibit G (the “Association Estoppel”). Seller will deliver a copy of the signed Association Estoppel to Purchaser promptly following receipt. Receipt of the Association Estoppel in substantially the form attached as Exhibit G, without any material changes thereto, shall be a condition to Purchaser’s obligation to close.

ARTICLE 4: COVENANTS

4.1 Operation of Property. Seller shall operate and manage the Property in the same manner in which it is being operated as of the Effective Date, maintaining present services, and shall maintain the Property in its same repair and working order; shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property in the manner in which it is being operated as of the Effective Date; and shall perform, when due, all of Seller’s obligations under the Leases, Service Contracts and the other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise specifically provided herein, at Closing, Seller shall deliver the Property in substantially the same condition as exists on the Effective Date, reasonable wear and tear and damage by casualty or condemnation excepted (subject to the terms and conditions of Sections 9.2 and 9.3 below). No Tangible Personal Property owned by Seller shall be removed from the Property, unless replaced by Tangible Personal Property of equal or greater utility and value.

4.2 New Contracts. From the Effective Date through the Closing, except as provided below with respect to leasing activities, unless Purchaser has given its prior written consent, which consent shall not be unreasonably delayed, conditioned or withheld, Seller will not enter into, amend, terminate, waive any default under or grant concessions regarding any contract that will be an obligation affecting the Property subsequent to the Closing. Any property management and leasing contracts for the Property shall be terminated prior to or upon the Closing.

4.3 Operating Expenses. Seller shall pay all operating expenses of the Property as the same become due for the period up to the Closing Date, and all valid bills rendered by contractors, laborers and materialmen performing work upon or furnishing materials to the Property at the request of Seller.

4.4 Leasing. From the Effective Date through the Closing Date, Seller will not enter into any new Lease, any amendment of an existing Lease, or terminate any existing Lease unless Purchaser has given its prior written consent, which consent (i) prior to the date that is three (3) business days prior to the expiration of the Inspection Period, shall not be unreasonably delayed, conditioned or withheld, and (ii) thereafter, may be granted or withheld in Purchaser’s sole discretion. Seller shall notify Purchaser in writing of any Lease it desires to enter into, any amendment to an existing Lease or any proposed Lease termination (the “Lease Notice”). Purchaser shall notify Seller of its objection to such action within five (5) business days of receipt of the Lease Notice, or such action shall be deemed approved. The Lease Notice shall contain all material information related to the Lease which is the subject of the Lease Notice, including, as to any new Lease, the lease form (if available), lease terms, leasing commissions, tenant improvement obligations and other lease procurement costs, description of the proposed tenant’s business, and the proposed tenant’s financial statements or a credit report. If Purchaser consents to a Lease, and such Lease is executed prior to the Closing Date, Purchaser shall be responsible for all tenant improvement costs and leasing commissions associated with such Lease. If Seller funds any of such costs, they will be fully reimbursed at the Closing.

4.5 Maintenance of Insurance. From the Effective Date through the Closing Date, Seller shall continue to carry its existing insurance and shall not allow any breach, default, termination or cancellation of such insurance policies to occur or exist.

4.6 Permits and Encumbrances. From the Effective Date through the Closing Date, Seller shall not (a) encumber the Property or create or modify any exceptions to title to the Property without Purchaser’s prior written consent, which consent (i) prior to the date that is three (3) business days prior to the expiration of the Inspection Period, shall not be unreasonably delayed, conditioned or withheld, and (ii) thereafter, may be granted or withheld in Purchaser’s sole discretion, or (b) initiate or consent to any action with respect to zoning or other Property entitlements or permits.

4.7 Exclusivity. From the Effective Date through the Closing Date, Seller will not enter into negotiations or any contract (whether binding or not) regarding any sale or other disposition of the Property.

4.8 Estoppel Certificates. Prior to the Closing Date, Seller shall obtain and deliver to Purchaser estoppel certificates (the “Estoppel Certificates”) dated no earlier than forty-five (45) days prior to Closing, executed by the following Tenants (collectively, the “Required Estoppels”): (a) Crane Worldwide Logistics, LLC, (b) Clearwater International, L.L.C., and (c) if any of the vacant space in the Improvements is leased prior to Closing, the Tenant(s) under such leases, substantially in the form attached hereto as Schedule 4.8, and certified to Seller, Purchaser and Purchaser’s lender (if applicable). Seller shall provide Purchaser with an opportunity to review each Estoppel Certificate prior to submitting same to each Tenant, and shall deliver executed Estoppel Certificates received from any Tenants promptly following receipt. Seller shall use commercially reasonable efforts to obtain Estoppel Certificates from all Tenants of the Property (excluding month-to-month Tenants) and any guarantors of a Tenant’s obligations under a Lease (where applicable); however, receipt of the Required Estoppels shall be the only condition to Closing. No Estoppel Certificate shall show any materially adverse matters, including without limitation any verbal agreements or any default or purported default thereunder by any party. In the event any Estoppel Certificate shall claim a default by Seller under a Lease (such default hereinafter being referred to as an “Estoppel Default”), then Seller may, but shall not be obligated to, elect to cure any such Estoppel Default and shall, for that purpose, be entitled to extend the Closing for a period not to exceed thirty (30) days. Seller’s failure to deliver the Required Estoppels or cure an Estoppel Default under this section shall constitute a failure of a condition to Purchaser’s obligations hereunder and not a default by Seller, Purchaser shall not be entitled to specific performance of such obligation of Seller, and Purchaser’s sole remedies shall be as set forth in Section 5.2 below for the failure of a condition. Upon delivery of any Estoppel Certificate executed by a Tenant, Seller shall be entirely released from any liability under those Seller representations that concern and cover the same information contained in such Estoppel Certificate, if and to the extent such information contained in such Estoppel Certificate is consistent with and/or confirms, or is more favorable than, the corresponding information contained in Seller’s representations.

ARTICLE 5: CONDITIONS AND REMEDIES

5.1 Conditions. The obligation of Seller to consummate the transactions contemplated hereunder shall be subject to Purchaser’s satisfaction of its obligations under Sections 6.3 and 6.4 hereof. The obligation of Purchaser to consummate the transactions contemplated hereunder shall be subject to the following conditions:

5.1.1 Representations and Warranties. Seller’s representations and warranties contained in this Contract (collectively, “Seller’s Representations”) (a) shall be true and correct in all material respects as of the respective dates made, and (b) shall be re-made as the facts then exist as of the Closing Date, provided that the foregoing shall not limit Purchaser’s right to terminate this Agreement as a result of the failure of the condition precedent set forth in subsection 5.1.1(a) hereof, or Purchaser’s other rights and remedies in the event of a breach of or change to Seller’s Representations pursuant to Section 8.4;

5.1.2 Covenants. As of the Closing Date, Seller shall have performed its covenants and obligations hereunder and all deliveries to be made by Seller at Closing have been tendered;

5.1.3 Pending Actions. At Closing there shall be no pending administrative agency, litigation or governmental proceeding of any kind whatsoever against the Property or that, after Closing, would, in Purchaser’s reasonable discretion, materially and adversely affect the value or marketability of the Property, or the ability of Purchaser to operate the Property in the manner it is being operated on the Effective Date;

5.1.4 Water/Sewer Agreements. As of the Closing Date, Purchaser shall have received (i) a Water Service Agreement and Sanitary Sewer Service Agreement with the City of La Porte, Texas, for the Property having a term that is coterminous with the term of the IDA (as defined below) and otherwise on terms and conditions comparable to the prior Water Service Agreement and Sanitary Sewer Service Agreement for the Property dated October 3, 2005, or (ii) reasonably satisfactory evidence that such agreements with the City of La Porte, Texas, are not necessary or required for the continued use of potable water and sanitary sewer services by the Property and that such services will not be limited, interrupted or terminated in any way without such agreements;

5.1.5 Other. Each other condition set forth in this Contract to Purchaser’s obligation to close has been satisfied by the applicable date, including without limitation the Title Policy condition set forth in Section 3.2, and Purchaser’s receipt of the Required Estoppels and the Association Estoppel with respect to Bayport North Industrial Park.

5.2 Effect of Failure of Condition. So long as a party is not in default hereunder, if any condition benefiting such party has not been satisfied, or waived by such party, as of the Closing Date or other applicable date, except as otherwise provided in this Contract, such party may, in its sole discretion and as its sole and exclusive remedy: (i) terminate this Contract by delivering written notice to the other party on or before the Closing Date or other applicable date, in which event the Earnest Money shall be returned to Purchaser (unless Purchaser is in default hereunder), (ii) extend the time available for the satisfaction of such condition by up to a total of ten (10) business days, or (iii) elect to close, notwithstanding the non-satisfaction of such condition, with reservation of any rights such party may have with respect to any prior breach. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above. Notwithstanding the foregoing, if the failure of any condition to Closing under this Contract is due to a breach by a party hereunder, the other party may pursue its available remedies under Section 5.3.

5.3 Remedies.

(a) In the event that Purchaser fails to close in default of its obligations hereunder and such default continues for more than three (3) business days after written notice from Seller to Purchaser, Seller may, as its sole and exclusive remedy, terminate this Contract and retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Contract will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under the Access Agreement, Sections 2.2, 7.4 and 10.9 of this Contract or for Purchaser’s obligation to pay to Seller all attorney’s fees and costs of Seller to enforce the provisions of this Section 5.3.

(b) In the event that Seller defaults on any obligation hereunder and such default continues for more than three (3) business days after written notice from Purchaser to Seller, Purchaser may, as its sole remedy, either (i) terminate this Contract, in which case Seller shall reimburse Purchaser for Purchaser’s out-of-pocket costs and expenses (including reasonable attorneys’ fees) related to the negotiation of this Contract and the transactions contemplated hereby and Purchaser’s due diligence up to a maximum of $50,000, and the Earnest Money shall be returned to Purchaser, or (ii) enforce specific performance of the obligation of Seller to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Contract; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as expressly set forth in this Contract, Purchaser expressly waives its rights to seek damages in the event of the default of Seller hereunder. Purchaser shall be deemed to have elected to terminate this Contract under clause (b)(i) above if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction, on or before sixty (60) days following the date upon which the Closing was to have occurred. Nothing contained herein shall limit Seller’s liability for Seller’s obligations under Sections 7.4 and 10.9 of this Contract or for Seller’s obligation to pay to Purchaser all attorney’s fees and costs of Purchaser to enforce the provisions of this Section 5.3.

ARTICLE 6: CLOSING

6.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through the usual form of deed and money escrow, which the parties shall establish with Escrow Agent. Counsel for the respective parties may execute the escrow instructions, as well as any amendments thereto. In the event of any conflict between the escrow instructions and the provisions of this Contract, as between the parties, the provisions of this Contract shall control.

6.2 Seller’s Deliveries in Escrow. On the Closing Date, Seller shall deliver in escrow to Escrow Agent the following (in form and content reasonably satisfactory to Purchaser):

6.2.1 Deed. A special warranty deed (warranting title against any party claiming by, through or under Seller) in the form set forth on Exhibit D attached hereto (the “Deed”);

6.2.2 Bill of Sale. A warranty assignment and Bill of Sale, executed by the Seller, assigning, conveying and warranting to Purchaser all of Seller’s title to the Tangible Personal Property and Intangible Personal Property (including without limitation the warranties from the general contractor and/or any other contractors performing the tenant improvement work required of Seller as landlord under the Lease with Crane Worldwide Logistics, LLC), free and clear of all liens, claims and encumbrances, other than the Permitted Exceptions, in the form set forth on Exhibit E attached hereto;

6.2.3 Assignment of Leases. An assignment and assumption of the Leases (including all guaranties, security deposits and/or other deposits thereunder), executed by Seller, in the form set forth on Exhibit F attached hereto.

6.2.4 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

6.2.5 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

6.2.6 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company;

6.2.7 Certificate. A certificate, executed by Seller, certifying to Purchaser that Seller’s Representations are true and correct in all material respects as of the Closing Date; and that all covenants required to be performed by Seller prior to the Closing Date have been performed in all material respects. The closing certificate may be updated as necessary to reflect Seller’s Representations which have changed since the Effective Date in any material respects as contemplated by Section 8.4;

6.2.8 Terminations. Evidence of terminations satisfactory to Purchaser, effective no later than the Closing Date, of those Service Contracts which Purchaser has elected not to assume;

6.2.9 Rent Roll. An updated Rent Roll, prepared as of the Closing Date, certified by Seller in writing to be true and correct, in all material respects, through the Closing Date;

6.2.10 IDA Notice. The IDA Notice (as defined in Section 6.10 below); and

6.2.11 Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder or as reasonably requested by Purchaser or the Title Company, including without limitation an affidavit of title or other affidavit customarily required of sellers by the Title Company to remove the standard “gap” exception and all other standard exceptions from an owner’s title insurance policy which are capable of being removed by such an affidavit.

6.3 Purchaser’s Deliveries in Escrow. On the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following (in form and content reasonably satisfactory to Seller):

6.3.1 Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations as provided herein, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account;

6.3.2 Assumption. Execution by Purchaser of the assignments referred to in Sections 6.2.3 and 6.2.4 above, pursuant to which it assumes certain obligations arising from and after the date of assumption as provided therein;

6.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of real property; and

6.3.4 Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder or as reasonably requested by Seller or the Title Company.

6.4 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Contract in the form required by Escrow Agent.

6.5 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

6.6 Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Property, to the extent in Seller’s possession: originals (or, if originals are not available) copies of all Leases and Service Contracts assumed by Purchaser (if any); the maintenance records and warranties; plans and specifications; Property records; licenses, permits, certificates of occupancy; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.

6.7 Notice to Tenants. At Closing, Seller and Purchaser shall execute, and Purchaser shall deliver to each Tenant promptly after the Closing, a notice regarding the sale in such form as they may reasonably agree.

6.8 Notice to Vendors. At Closing, Seller and Purchaser shall execute, and Purchaser shall deliver, a notice to each of the vendors under the Service Contracts to be assumed by Purchaser (if any), in such form as they may reasonably agree.

6.9 Closing Expenses. All fees for releasing Mandatory Cure Items, the basic premium for the Title Policy (excluding the cost of (i) deletion of the survey exception, and (ii) any title endorsements required by Purchaser), and transfer taxes (if any) shall be borne and paid by Seller. All recording fees, search expenses, survey expenses (for any updates to the Survey or updated survey ordered by Purchaser), expenses related to the Assignment of the Existing Warranties to Purchaser, and the cost of deletion of the survey exception, and title endorsements required by Purchaser shall be borne and paid by Purchaser. The escrow fee shall be evenly divided between the parties. Other costs, charges, and expenses shall be borne and paid as provided in this Contract, or in the absence of such provision, in accordance with custom.

6.10 Transfer of Permit/Agreement. Prior to Closing, Purchaser shall have the right to take any and all steps required to cause the transfer of the Permit to Discharge Wastewater #04-15-122

(the “Permit”) to Purchaser on or after Closing. Any transfer fees in connection with the transfer of the Permit shall be shared equally by Purchaser and Seller. Seller agrees to sign and file any application reasonably required from the current property owner to transfer the Permit as contemplated herein, and to cooperate with Purchaser to facilitate the transfer of said permit to Purchaser (or the issuance of a new permit in Purchaser’s name, as applicable) at Closing or as soon thereafter after as reasonably feasible. The foregoing covenant shall survive Closing. In addition, at Closing, Seller shall execute and deliver (with a copy to Purchaser) a notice to the City of La Porte, Texas, pursuant to and in compliance with Section VIII of that certain Industrial District Agreement dated January 1, 2008 by and between the City of La Porte, Texas and Seller (the “IDA”), notifying the City of the conveyance of the Property to Purchaser and assignment of said agreement in connection therewith (the “IDA Notice”).

ARTICLE 7: PRORATIONS AND ADJUSTMENTS

7.1 Prorations. Seller and Purchaser agree to prepare a proration schedule of adjustments five (5) business days prior to Closing. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made at Closing on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. If post-Closing adjustments are required under this Article 7, the amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than two hundred and seventy (270) days after Closing with respect to taxes and assessments and no later than thirty (30) days after the Closing with respect to other prorated amounts, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such period. Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting, subject to the provisions hereof. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder. The obligations of the parties pursuant to this Section 7.1, including Sections 7.1.1 through 7.1.5, shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

7.1.1 Collected Rent. All collected rent (excluding Operating Expense Pass-Throughs) and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing. Seller shall be charged with, and Purchaser shall receive a credit for, any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income (including uncollected Operating Expense Pass-Throughs) shall not be prorated. Purchaser shall apply rent and other income from Tenants that are collected after the Closing unless the Tenant properly identifies the payment as being for a specific item, in the following order: (i) first, to Purchaser’s reasonable costs of collection incurred with respect to such Tenant, (ii) second, to Purchaser in payment of the current rent due under such Tenant’s Lease, (iii) third, to Purchaser in payment of delinquent rent due under such Lease for the period from and after the Closing, and (iv) fourth, to Seller in payment of rent coming due and payable prior to the Closing. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. Purchaser will, for a period of ninety (90) days after Closing, make reasonable efforts, without suit, to collect any rents relating to the period before Closing, and Seller shall use its reasonable efforts to collect any rents relating to the period before Closing, but shall not attempt to terminate any Lease or commence eviction proceedings in connection therewith. At Closing, Seller shall identify in writing the specific amounts of uncollected rents as of such date, and if there are none, Seller shall release Purchaser from any obligation to deliver any rents collected by Purchaser after Closing. The foregoing agreement with respect to uncollected rent shall not constitute a waiver of the conditions to Purchaser’s obligation to close set forth in Section 4.8 or Article 5 hereof. The Seller may not pursue collection as to any rent not collected by Purchaser.

7.1.2 Operating Expense Pass-Throughs. Seller, as landlord under the Leases, is currently collecting from Tenants under the Leases additional rent to cover taxes, insurance, utilities, common area maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) in connection with the ownership, operation, maintenance and management of the Property. Since Closing will not occur until calendar year 2015, Seller acknowledges and agrees that Seller shall be solely responsible for the reconciliation of Operating Expense Pass-Throughs with Tenants under the Leases for calendar year 2014, including, without limitation, the collection of any under collections and reimbursement of any over collections of such 2014 Operating Expense Pass-Throughs, all of which Seller shall reconcile in accordance with the terms and conditions of the Leases. Seller shall use commercially reasonable efforts to conclude the reconciliation process for Operating Expense Pass-Throughs for calendar 2014 by the Closing Date, and shall provide prompt written notice to Purchaser of the final reconciliation of all such expenses (including the payment and/or collection of any sums due in connection therewith, as the case may be). With respect to Operating Expense Pass-Throughs collected for the month of Closing, Seller and Purchaser shall each receive a debit or credit, as the case may be, prorated as of the Closing Date. Operating Expense Pass-Throughs for Seller’s period of ownership during the year in which the Closing Date occurs (i.e., calendar year 2015) shall be reasonably estimated by the parties as of the Closing Date if final bills are not available. If Seller was overpaid by any Tenant for the period with respect to any such Operating Expense Pass-Throughs prior to Closing, Seller shall pay the amount of any over collection at the Closing as a closing statement credit; provided in the event of an under collection, the amount of the under collection shall be paid by Purchaser to Seller outside of escrow within fifteen (15) days after receipt from the applicable Tenant in connection with the 2015 year-end expense reconciliation process under the Leases. Any item in this Section 7.1.2 that is paid directly by any Tenant pursuant to its Lease shall not be prorated between the parties, and Purchaser shall look to the Tenant to pay such items.

7.1.3 Taxes and Assessments. Real estate taxes and assessments imposed by any governmental authority for calendar year 2014 shall be paid in full by Seller prior to Closing. Real estate taxes and assessments imposed by any governmental authority (and any assessments imposed by private covenant) for calendar year 2015 shall be prorated as of the Closing Date based upon the most recent tax bills. The Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing. Special assessments shall be prorated according to the due dates of installments, with Seller being responsible for installments that become due and payable before the Closing Date, and Purchaser being responsible for installments that become due and payable on or after the Closing Date. If, for the fiscal tax year prior to the tax year in which the Closing is held, there are any tax protests filed, or abatement application proceedings pending at any time prior to the Closing with reference to the Property, Seller shall have the right to settle such protests or proceedings as long as such settlement does not include any agreement as to the increase of the valuation of the Property for real estate tax purposes for the period after the Closing. Otherwise, Seller shall not settle the same without Purchaser’s prior written consent. Purchaser shall control the filing of any tax protests with respect to calendar year 2015 and periods thereafter. All amounts recovered as a result of any tax protests hereunder, whether by settlement or otherwise, shall, net of attorneys’ fees and other expenses, and after reimbursements due to Tenants pursuant to the Leases, be apportioned as of the Closing for the fiscal tax year in which the Closing is held, and paid, when received, to the parties entitled thereto. The parties agree to execute any papers or take such steps, either before or after any Closing, as may be necessary to carry out the intention of the foregoing.

7.1.4 Service Contracts. Charges under Service Contracts assumed by Purchaser pursuant hereto (if any) shall be prorated as of the Closing Date.

7.1.5 Utilities. Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings, except for utilities paid directly by Tenants. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date, and such adjustment shall be reprorated when the next utility bills are received. Purchaser shall be responsible for making any deposits required with utility companies.

7.2 Leasing Costs. Leasing commissions, tenant improvement costs, tenant allowances, moving expenses and other out-of-pocket expenses that are the obligation of Seller or landlord under the Leases (“Leasing Costs”) shall be allocated between Seller and Purchaser according to whether such costs are incurred with respect to (i) Leases, and renewals, extensions or amendments thereof, that are entered into after the Effective Date and are approved by Purchaser pursuant to Section 4.4, or the exercise of any renewal, extension or expansion options after the Effective Date under any Lease identified in the Rent Roll as of the date hereof, all of which costs shall be allocated to Purchaser or (ii) Leases that have been entered into on or before the Effective Date (but not relating to the exercise of any renewal, extension or expansion options thereunder exercised after the Effective Date), which costs are the responsibility of Seller. Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the then-unpaid Leasing Costs that are the responsibility of Seller under this provision, and Seller shall retain responsibility for same to the extent not so credited at Closing. This section shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

7.3 Tenant Deposits. All tenant security deposits deposited by Tenants and not theretofore applied to obligations of such Tenants under the Leases shall be transferred or credited to Purchaser at Closing or placed in escrow if required by applicable laws. As of the Closing, Purchaser shall assume Seller’s obligations related to Tenant security deposits transferred or credited to Purchaser at Closing. Purchaser will indemnify, defend, and hold Seller harmless from and against all demands and claims made by Tenants arising out of the application or disposition by Purchaser after Closing of any security deposits transferred or credited to Purchaser at Closing and will reimburse Seller for all reasonable attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by Tenants. In the case of any security deposits held by Seller in the form of letters of credit, such letters of credit, to the extent permitted by the terms thereof, shall be assigned to Purchaser at the Closing, at Seller’s expense. In the case of any such letters of credit which by their terms are not assignable, Seller shall cause the applicable Tenant(s) to replace such letters of credit with ones which are assignable to Purchaser. This section shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

7.4 Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than HFF, L.P. (“Broker”) whose commission shall be paid by Seller. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Contract or the transactions contemplated hereby other than for Broker, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. This section shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

7.5 Final Adjustment After Closing. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article 7, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. This section shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

7.6 Pre-Closing Expenses. Except as otherwise specifically provided in this Contract, Seller has paid or will pay in full, prior to Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges (except if and to the extent such utility charges are billed directly to Tenants), relating to the period prior to Closing.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that with respect to itself and the Property:

8.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Contract and to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

8.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Contract. To Seller’s knowledge, there is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller, which challenges or impairs Seller’s ability to execute or perform its obligations under this Contract, or, except as disclosed in writing to Purchaser, otherwise relating to the Property. There is no ongoing appeal with respect to taxes or special assessments on the Property for any year except for calendar year 2014, with any appeals relating to calendar year 2013 having been settled prior to the Effective Date, subject to Seller’s receipt of any related refunds. The rights and obligations of the parties with regard to such appeals are set forth in Section 7.1.3.

8.1.3 Leases; Rent Roll. The documents constituting the Leases that are delivered to Purchaser as part of the Property Information are true and correct copies of all of the Leases affecting the Property, including any and all renewals, extensions, amendments or supplements thereto. The Rent Roll attached to this Contract as Schedule 8.1.3, and all information set forth therein and in the updated Rent Roll to be delivered at Closing, is and shall be true and correct in all material respects as of its date. There are no parties with a right to possession of any part of the Property except those identified in the Rent Roll or as may be set forth in the Permitted Exceptions. All Leasing Costs that are due and payable as of Closing (including without limitation all leasing commissions payable in connection with the Lease with Crane Worldwide Logistics, LLC and any tenant improvement allowances and/or credits due to Clearwater International, L.L.C. under its Lease) will be paid in full by Seller (with evidence thereof provided to Purchaser) on or before Closing. Except as disclosed in the Property Information, to Seller’s knowledge, no default or breach exists on the part of any Tenant under its Lease. Seller has not received any written notice from any Tenant that Seller is in default of any of its obligations under the Leases, and to Seller’s current actual knowledge, without inquiry or investigation, Seller is not in default of any of its obligations under the Leases.

8.1.4 Contracts. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Project, except those contracts disclosed as a part of the Property Information. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under, any of such contracts, nor has Seller given written notice of default with respect to any contracts.

8.1.5 Legal Compliance. With the exception of a certificate of occupancy, which will be issued after a new Lease, if any, is executed and the tenant is ready to take occupancy, to Seller’s knowledge, Seller has or will have by the Closing Date, all licenses, permits and certificates necessary for the current use and operation of the Property as an industrial warehouse facility. To Seller’s knowledge, neither the Property nor its use violates any governmental law or regulation or any covenants or restrictions encumbering the Property. Seller has not received, nor is aware of, any written notice from any insurance company or underwriter of any defects in the Property that would cause an increase in insurance premiums. Seller has not received any written notices of violations or alleged violations of any building code, zoning code, environmental laws or other law, code, ordinance or legal requirement with respect to the Property, or any covenants or restrictions encumbering the Property, which have not been corrected to the satisfaction of the issuer of the notice.

8.1.6 Condemnation. Seller has no knowledge of any pending condemnation or similar proceeding affecting the Property.

8.1.7 Contractors and Suppliers. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor or have supplied materials in connection with Seller’s acquisition, development, ownership, or management of the Property have been paid in full, or will be paid in full on the Closing Date, and all liens arising therefrom (or claims which with the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released or will be satisfied and released on the Closing Date.

8.1.8 ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3101 of any such employee benefit plan or plans.

8.1.9 Disclosure. Other than this Contract, the documents delivered at Closing pursuant hereto, the Leases, the Property Information, the Permitted Exceptions, and the Service Contracts assigned to Purchaser pursuant to this Contract (if any), there are no agreements relating to the Property to which Seller or its agents is a party and which would be binding on Purchaser after the Closing. The items of Property Information delivered to Purchaser pursuant to Section 2.1 are or will be true, correct and complete in all material respects to Seller’s knowledge; and Seller is not aware of any material inaccuracy or omission in the Property Information delivered pursuant to Section 2.1.

8.1.10 Other Contracts. Except for this Contract, Seller has not entered into any agreement to dispose of its interest in the Property.

8.1.11 Seller: OFAC; Patriot Act. Neither Seller nor, to Seller’s knowledge, any of its partners, members, shareholders or other equity holders: (i) is currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC (defined below) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) is a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (iii) is an Embargoed Person (defined below) or (iv) is intentionally engaging or will intentionally engage in any dealings or transactions or be otherwise associated with any persons or entities described in clauses (i)-(iii) of this section. To the extent applicable, neither Seller, nor, to Seller’s knowledge, any of its partners, members, shareholders or other equity holders: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crime which in the United States would be a predicate crime to money laundering, or a violation of any Anti-Money Laundering Laws (defined below); (ii) has been assessed a civil or criminal penalty under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

8.1.12 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s knowledge, threatened) by or against Seller or any general partner of Seller.

8.1.13 No Contractual or Donative Commitments. Except as may be set forth in the Permitted Exceptions, Seller has not made any contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Purchaser to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

References in this Contract to Seller’s “knowledge” shall mean the actual knowledge of Dan Zoch, Managing Director, The Carson Companies, without investigation or inquiry of any person or entity. Seller represents that such individual is familiar with the Property and in the best position to confirm the truth and accuracy of Seller’s representations and warranties. Seller shall have no duty to conduct any further inquiry in making any such representations and warranties, and no knowledge of any other person shall be imputed to Seller.

8.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

8.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing, and is in good standing in the state in which it was formed. Purchaser has the full right and authority to enter into this Contract and, at Closing, will have the full rights and authority and will have obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms, except that the consummation of the transaction contemplated by this Agreement is subject to receipt of approval from Purchaser’s board of directors during the Inspection Period.

8.2.2 Conflicts and Pending Action. There is no contract to which Purchaser is a party or, to Purchaser’s knowledge, binding on Purchaser which is in conflict with this Contract. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Contract.

8.2.3 Purchaser: OFAC; Patriot Act. Neither Purchaser nor any of its partners, members, shareholders or other equity holders owning an ownership interest of ten percent (10%) or more nor, to Purchaser’s knowledge, any of its other partners, members, shareholders or other equity holders: (i) is currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) is a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (iii) is an Embargoed Person (as defined below) or (iv) is intentionally engaging or will intentionally engage in any dealings or transactions or be otherwise associated with any persons or entities described in clauses (i)-(iii) of this section. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder. To the extent applicable, neither Purchaser nor any of its partners, members, shareholders or other equity holders owning an ownership interest of ten percent (10%) or more nor, to Purchaser’s knowledge, any of its other partners, members, shareholders or other equity holders: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crime which in the United States would be a predicate crime to money laundering, or a violation of any Anti-Money Laundering Laws (as defined below); (ii) has been assessed a civil or criminal penalty under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. As used in this Contract, the term “Anti-Money Laundering Laws” shall mean all U.S. laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of, and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries, or individuals believed to be terrorists, narcotics dealers, or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution (as defined in the relevant statute) conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations, and sanctions shall be deemed to include, without limitation, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. Seq., as amended by the USA PATRIOT Act of 2001, Pub. L. No. 107-56, as amended, and the regulations promulgated thereto; as well as 18 U.S.C. Sections 1956, 1957 and 1960.

8.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 8 are made as of the Effective Date and are remade as of the Closing Date and, the representations made in this Article 8, as they may be updated at Closing in accordance with this Contract, shall survive the Closing for a period of nine (9) months. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, only if Seller or Purchaser as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such nine (9) month period.

8.4 Liability for Seller’s Misrepresentations. Seller shall promptly notify Purchaser, in writing, of any fact, event or condition known to Seller that occurs prior to the Closing Date and causes a change in the facts relating to, or the truth and accuracy of, any of Seller’s Representations. The following provisions shall govern with respect to breaches of and changes to Seller’s Representations hereunder:

8.4.1 If Seller’s Representations were true and correct when made, and the change in any representation is (i) not caused by or the result of a breach by Seller of this Contract, (ii) outside the reasonable control of Seller, (iii) not actually known to Purchaser as of the expiration of the Inspection Period, (iv) not due to Purchaser’s acts or omissions, and (v) material in any respect, such change in Seller’s Representations shall be deemed a failure of the condition set forth in Section 5.1.1, and Purchaser’s sole remedy shall be to elect to terminate this Contract by notice to Seller given within ten (10) business days of Purchaser obtaining actual knowledge of such change in Seller’s Representations, and if Purchaser so timely elects, the Earnest Money shall be returned to Purchaser by Escrow Agent and the parties shall have no further rights or obligations hereunder except those that expressly survive any such termination; provided, however that if Seller is determined to have (a) knowingly or willfully made any untrue representations, or (b) caused such representation to become untrue due to Seller’s acts or omissions (i.e., the change is/was within the reasonable control of the Seller) or a breach of this Contract, then Purchaser shall have the above remedies and Seller shall also be obligated to reimburse Purchaser for its actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) related to the negotiation of this Contract and the transactions contemplated hereby and Purchaser’s due diligence up to a maximum of $50,000.

8.4.2 If (i) a change in facts underlying a Seller Representation occurs after such representation was made, (ii) such change is disclosed to Purchaser prior to Closing, (iii) such change is due to any actions, events or circumstances that are (a) outside of the reasonable control of Seller or (b) permitted (or not precluded) by the terms of this Contract, and (iv) such change is material in any respect, then Seller’s representations shall be deemed modified by such changed facts, provided that the foregoing shall not limit Purchaser’s right to terminate this Contract as a result of the failure of the condition precedent set forth in Section 5.1.1 or pursuant to Section 8.4.1.

8.4.3 Seller shall have the option to rescind Purchaser’s termination of this Contract under this Article 8 and extend the Closing for a period not to exceed thirty (30) days beyond the date scheduled for the Closing in order to correct and render true and accurate any Seller Representation that becomes untrue or incorrect after the Effective Date for any reason other than a default of the Seller under this Contract.

8.4.4 If the Closing shall take place without Purchaser making an objection to an untrue Seller Representation of which Purchaser shall have actual knowledge, Purchaser shall be deemed to have waived all liability of Seller by reason of such untrue representation. As used in this Contract (including this Article 8), the phrase “knowledge of

Purchaser” or “actually known to Purchaser” or words of like import in reference to Purchaser, shall mean the actual knowledge of J.R. Wetzel and Betsy Kennett (and no others), without duty of inquiry whatsoever and without imposing any personal liability on the party of either such individual.

8.4.5 Notwithstanding any provision to the contrary contained in this Contract or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser, for any breach of this Contract by Seller prior to or after the Closing (including, without limitation, the breach of any covenants, representations or warranties contained herein and in any and all documents executed pursuant hereto other than the Deed) or in connection herewith shall not exceed the lesser of (i) Purchaser’s actual damages or (ii) Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00) (the “Liability Cap”). Notwithstanding the foregoing or anything contained in this Contract, however, if the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Contract to make a claim against Seller for damages that Purchaser may incur, or to rescind this Contract and the transaction, as the result of any such breach of Seller’s covenants, representations or warranties herein if (a) Purchaser actually knew that such covenant, representation or warranty was untrue, inaccurate or unperformed at the time of the Closing, (b) Purchaser’s damages as a result of all covenants, representations or warranties being untrue, inaccurate or unperformed are reasonably estimated to aggregate less than Twenty-Five Thousand Dollars ($25,000.00), or (c) if an action has not been filed with a court of competent jurisdiction and summons and complaint duly served upon Seller claiming such breach and action for damages within nine (9) months after the Closing Date. Notwithstanding anything in this Section 8.4.5 to the contrary, the Liability Cap, basket of $25,000 and requirement that an action be filed within nine (9) months after the Closing Date set forth herein shall not apply to Seller’s liabilities and obligations with respect to (1) post-Closing prorations under Article 7, (2) any claims for payments related to Leasing Costs under Section 7.2 or any other provision of this Contract, (3) claims for brokerage commissions or fees associated with this transaction, or (4) attorneys’ fees incurred by Purchaser if Purchaser is the prevailing party in any action or proceeding arising out of this Contract, up to a maximum amount of $200,000, provided that the foregoing limit on attorneys’ fees shall be in addition to (and shall not reduce) the Liability Cap. Purchaser shall have the right to pursue the net sales proceeds received by Seller from this transaction for satisfaction of any claim, loss or damage incurred by Purchaser hereunder, subject to the liability caps and baskets expressly provided herein.

8.4.6 The provisions of this Section 8.4 shall survive the Closing and shall not be merged therein.

ARTICLE 9: DAMAGES AND CONDITIONS

9.1 Risk of Loss. The Closing shall be effective as of 12:01 A.M. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject, however, to the terms and conditions of Sections 9.2 and 9.3 below.

9.2 Damage. Seller shall promptly give Purchaser written notice of any damage to the Property, describing such damage, whether such damage is covered by insurance, and the estimated cost of repairing such damage. If such damage is not material, then Seller shall, to the extent possible, begin repairs prior to the Closing (to restore the Property to the condition that existed prior to such damage and as required by the Leases) and at Closing, Purchaser shall receive a credit for the cost to restore the un-repaired portion, as reasonably estimated by a third party consultant reasonably acceptable to Seller and Purchaser. If such damage is material or results in the Tenant under any Lease covering more than 200,000 square feet of the Property having the right to terminate its Lease (and such Tenant fails to waive such right) or damages more than 100,000 square feet of the vacant space in the Improvements, Purchaser may elect by notice to Seller given within ten (10) days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such ten (10) day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Contract, in which event the Earnest Money shall be immediately returned to Purchaser. Following the expiration of the Inspection Period, Seller shall consult with Purchaser with respect to any repairs to the Property that will not be fully completed prior to Closing. Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by Purchaser, exceeds $500,000.00 as to any one building comprising the Improvements.

9.3 Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are instituted with respect to the Property. By notice to Seller given within ten (10) days after Purchaser receives notice of proceedings in eminent domain that are threatened in writing or instituted by any body having the power of eminent domain with respect to the Property, and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election, Purchaser may terminate this Contract (in which event the Earnest Money shall be immediately returned to Purchaser) or proceed under this Contract, in which event at the Closing, Seller shall turn over to Purchaser any award it has received with respect to such taking and shall assign (with any necessary third party consents) to Purchaser its right to any award. During the pendency of this Contract, Seller and Purchaser shall jointly negotiate and deal with the condemning authority in respect of such matter.

ARTICLE 10: MISCELLANEOUS

10.1 Assignment. Purchaser may assign this Contract, without Seller’s consent, to effect an Exchange pursuant to Section 10.2 hereof, or, provided such assignment is made without release of Purchaser, to any affiliate of Purchaser that agrees in writing to assume Purchaser’s obligations under this Contract. Purchaser may not otherwise assign this Contract without the prior written consent of Seller. As used herein, “affiliate” shall mean any person or entity controlling, controlled by or under common control with Purchaser.

10.2 Section 1031 Exchange. Either party may consummate the purchase and sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party’s obligations under this Contract; (ii) the exchanging party shall effect the Exchange through an assignment of this Contract, or its rights under this Contract, to a qualified intermediary; (iii) the non-exchanging party shall not be required to take an assignment of the purchase Contract for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated this transaction through the Exchange. The non-exchanging party shall not, by this Contract or acquiescence to the Exchange, have its rights under this Contract affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted that the Exchange in fact complies with § 1031 of the Code.

10.3 Headings. The article, section, subsection, Section and other headings of this Contract are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.4 Invalidity and Waiver. If any portion of this Contract is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Contract shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Contract shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5 Governing Law. This Contract shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Texas.

10.6 Survival. Except as otherwise explicitly set forth herein, the provisions of this Contract shall not survive the Closing.

10.7 No Third Party Beneficiary. The provisions of this Contract and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Contract or of the documents to be executed and delivered at Closing.

10.8 Time. Time is of the essence in the performance of this Contract.

10.9 Confidentiality. Seller shall make no public announcement or disclosure of any information related to this Contract or the contents of the unrecorded transaction documents (other than information available generally to the public) to third parties, before or after the Closing, without the specific prior written consent of Purchaser, except for such disclosures to Seller’s brokers, lenders, creditors, counsel, officers, employees and agents as Seller may deem necessary to permit Seller to perform Seller’s obligations hereunder or as required by applicable law or rules of any exchange applicable to Seller or its affiliates. Purchaser will maintain the confidentiality of the terms of this Contract, the Property Information and the contents of the unrecorded transaction documents (other than information available generally to the public), except that Purchaser may disclose the terms thereof to its consultants, advisors, investor, lenders, members, partners, officers, shareholders, employees and agents, and further may disclose such terms as are necessary or required to be disclosed in connection with its due diligence investigations or by applicable law or rules of any exchange applicable to Purchaser or its affiliates (including disclosures required pursuant to regulatory requirements of the U.S. Securities & Exchange Commission). Notwithstanding the foregoing, after Closing, Seller or Purchaser may issue a press release regarding the purchase and sale of the Property, which may include the name, location and size of the Property and the identity of the Seller and Purchaser, provided that the other party approves of such press release, which approval shall not be unreasonably withheld. The terms of this Section 10.9 shall survive Closing or any termination of this Contract, provided that the confidentiality requirements set forth herein shall not apply to the Property Information following Closing.

10.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by U.S. Mail, certified, return receipt requested, in which case notice shall be deemed delivered two (2) days after deposit of such notice with the U.S. Postal Service, (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery, or (iv) sent by PDF or email (with an original copy thereof transmitted to the recipient by one of the means of notice hereunder), in which case notice shall be deemed given when received, as evidenced by a dated, read receipt reply email message. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

Seller: Carson Bayport I LP 100 Bayview Circle, Ste. 3500 Newport Beach, California 92660 Telephone: 949-725-6500 E-mail: dzoch@carsoncompanies.com	Purchaser: c/o Industrial Property Trust Inc. Attn: Thomas McGonagle 518 17th Street, 17th Floor Denver, Colorado 80202 Telephone: (303) E-mail: tmcgonagle@industrialpropertytrust.com

With a copy to: Locke Lord, LLP Attn: Paul M. Pruett 600 Travis Street, Suite 2800 Houston, Texas 77002 Telephone: (713) 226-1472 E-mail: ppruett@lockelord.com	With a copy to: Joshua J. Widoff, General Counsel Industrial Property Trust Inc. 518 17th Street, 17th Floor Denver, Colorado 80202 Telephone: (303) 597-0483 E-mail: jwidoff@dividendcapital.com

And:

CIGNA Investments, Inc.

900 Cottage Grove Road

Hartford, Connecticut 06103

Attn: Real Estate Investment Department

Asset Management, A4-CRI

Telephone: (860) 226-0949

E-mail: Brian.Smith3@Cigna.com

And: Greenberg Traurig, P.A. Attn: Nancy B. Lash 333 S.E. 2nd Avenue Miami, Florida 33131 Telephone: (305) 579-0884 E-mail: lashn@gtlaw.com

Title Company/Escrow Agent: Charter Title Company Attn.: Garry Carr 811 Main, Suite 3675 Houston, Texas 77002 Telephone: (713) 222-6060 E-mail: gcarr@chartertitle.com

10.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Contract and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any exhibits or amendments hereto.

10.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The Friday after Thanksgiving shall be deemed a business day for purposes of calculating time periods under this Contract. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. Central Standard Time.

10.13 Execution in Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Contract. To facilitate execution of this Contract, the parties may execute and exchange by e-mail (in PDF) counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 10.10 other than e-mail.

10.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

10.15 Remedies Cumulative. Except as expressly provided to the contrary in this Contract, the remedies provided in this Contract shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

10.16 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Contract, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.17 Entirety and Amendments. This Contract embodies the entire contract between the parties and supersedes all prior contracts and understandings relating to the Property. This Contract may be amended or supplemented only by an instrument in writing executed by both Seller and Purchaser. Escrow Agent is a party to this Contract only with respect to Exhibit B, and any amendment of Exhibit B shall require the written agreement of Escrow Agent.

ARTICLE 11: AS-IS, WHERE-IS

11.1 AS-IS, WHERE-IS.

11.1.1 Purchaser acknowledges and agrees that (a) Purchaser has, or will have prior to the expiration of Purchaser’s Inspection Period, independently examined, inspected, and investigated to the full satisfaction of Purchaser, the physical nature and condition of the Property, including, without limitation, its environmental condition, and the income, operating expenses and carrying charges affecting the Property, (b) except as expressly set forth in this Contract or any document delivered by Seller at Closing, neither Seller nor any agent, member, officer, partner, employee, representative, broker or third party consultant of Seller has made any representation whatsoever regarding the subject matter of this Contract or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or environmental condition of the Property, the existence or non-existence of petroleum, asbestos, lead paint, fungi, including mold, or other microbial contamination, hazardous substances or wastes, underground or above ground storage tanks or any other environmental hazards on, under or about the Property, the Leases, operating expenses or carrying charges affecting the Property, the compliance of the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental or quasi-governmental authority or the habitability, merchantability, marketability, profitability, fitness or development of the Property for any purpose, (c) except as expressly set forth in this Contract or any document delivered by Seller at Closing, Purchaser, in executing, delivering and performing this Contract, does not rely upon any statement, offering material, operating statement, historical budget, engineering structural report, any environmental reports, information, or representation to whomsoever made or given, whether to Purchaser or others, and whether directly or indirectly, orally or in writing, made by any person, firm or corporation except as expressly set forth herein, and Purchaser acknowledges that any such statement, information, offering material, operating statement, historical budget, report or representation, if any, does not represent or guarantee future performance of the Property, and (d) Purchaser hereby waives, to the extent permitted by law, any and all implied warranties. Without limiting the foregoing, but in addition thereto, except as otherwise expressly set forth in this Contract or any document delivered by Seller at Closing, Seller shall deliver, and Purchaser shall take, the Property in its “AS IS” “WHERE IS” condition and with all faults on the Closing Date, including without limitation, any notes or notices or violations of law or municipal ordinances, orders or requirements imposed or issued by any governmental or quasi-governmental authority having or asserting jurisdiction, against or affecting the Property and any conditions which may result in violations (collectively, “Violations”).

11.1.2 Upon Closing, Purchaser shall accept title to the Property subject to adverse matters, including without limitation construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser’s investigations, and except as expressly set forth in this Contract or any document delivered by Seller at Closing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller and its affiliates and subsidiaries and affiliated predecessors-in-title, and their respective partners, members, officers, directors, shareholders, employees and agents (collectively, “Seller Parties”) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against any Seller Parties at any time by reason of or arising out of the environmental, structural, architectural, mechanical, physical, financial and economic condition of the Property, failure to disclose any condition of the Property, any latent or patent construction or other defects related to the Property, violations of any applicable laws relating to the Property (including without limitation any environmental laws), the habitability, merchantability or fitness of the Property for any particular purpose, the income, expenses or profitability of the Property, any tax treatment (income or otherwise) or the suitability of the Property for Purchaser’s intended use thereof or the feasibility to convert the Property or any portion thereof to any other or particular use, or with respect to the availability of access, ingress or egress, operating history or projections, valuations, governmental or third party approvals, governmental regulations or any other matter or thing of any type, kind, nature or character whatsoever relating to or affecting the Property, and any and all other acts, omissions, events, circumstances or matters regarding the Property. Purchaser acknowledges that such adverse matters may affect Purchaser’s ability to sell, lease, operate or finance the Property at any time and from time to time. To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now known to Purchaser may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses that are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that, as a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s performance hereunder, the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless, upon Closing, hereby intends to release, discharge and acquit the Seller Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses, except as expressly set forth in this Contract or any document delivered by Seller at Closing.

11.1.3 Without limiting the generality of the provisions of this Article 11, except as expressly set forth in this Contract or any document delivered by Seller at Closing, Purchaser, upon Closing, hereby waives, releases and forever discharges Seller and the Seller Parties, and each of them, from any and all causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected, including, without limitation, interest, penalties, fines, and attorneys’ and experts’ fees and expenses, which Purchaser, its successors or assigns or any subsequent purchaser of the Property may have or incur in any manner or way connected with, arising from, or related to the Property, including without limitation (i) the environmental condition of the Property, or (ii) actual or alleged violations of environmental laws or regulations in connection with the Property and/or any property conditions. Purchaser agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed, suspected or foreseeable, and except as expressly set forth in this Contract or any document delivered by Seller at Closing, Purchaser, upon Closing, hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon Purchaser by virtue of the provisions of any law which would limit or detract from the foregoing general release of known and unknown claims.

11.1.4 The provisions of this Article 11 shall survive the Closing or the earlier termination of this Contract.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO REAL ESTATE CONTRACT

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Contract as of the Effective Date.

SELLER:

CARSON BAYPORT I LP, a Delaware limited partnership

By:	Carson Houston I, LLC,
a Delaware limited liability company, general partner

	By:	Carson Estate Trust,
a Maryland Real Estate Investment Trust, its sole member

		By:	/s/ JOHN W. HAWKINSON
		Name:	John W. Hawkinson
		Title:	Vice President

		By:	/s/ FRED MCINTOSH
		Name:	Fred McIntosh
		Title:	SVP

By:	CG-Lina Bayport I LLC,
a Delaware limited liability company, general partner

	By:	Cigna Affiliates Realty Investments Group LLC,
a Delaware limited liability company, its sole member

		By:	Connecticut General Life Insurance Company,
a Connecticut corporation,
Its Operations Member

			By:	CIGNA Investments, Inc.,
a Delaware corporation, its authorized signatory

				By:	/s/ BRIAN C. SMITH
Brian C. Smith
Vice President

PURCHASER:

IPT ACQUISITIONS LLC, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC,
Its Sole Member

	By:	Industrial Property Operating Partnership LP, Its Sole Member

		By:	Industrial Property Trust Inc., Its General Partner

			By:	/s/ ANDREA KARP
			Name:	Andrea Karp
			Title:	SVP, Real Estate

Escrow Agent has executed this Contract in order to agree that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Exhibit B hereof. By its execution hereof, Escrow Agent acknowledges that the Inspection Period ends on December 4, 2014. Escrow Agent acknowledges and agrees that it shall provide to Purchaser (and for its benefit) a closing protection letter in customary form from Fidelity National Title Insurance Company with respect to the consummation of the transaction contemplated by this Agreement.

CHARTER TITLE COMPANY

	By:	/s/ GARRY L. CARR
	Name:	Garry L. Carr
	Title:	Executive Vice President

“Escrow Agent”

Dated: December 4, 2014

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